As filed with the Securities and Exchange Commission on February 24, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard

El Segundo, California 90245-5012

(Address of Principal Executive Offices) (Zip Code)

MATTEL, INC. DEFERRED COMPENSATION AND PIP EXCESS PLAN

(Full title of the plan)

Andrew M. Paalborg, Esq.

Vice President, Assistant General Counsel and Assistant Secretary

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

(Name and address of agent for service)

(310) 252-2000

(Telephone number, including area code, of agent for service)

Copy to:

Regina M. Schlatter, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $1.00 per share(2)	500,000	$21.745	$10,872,500	$775.21
Total	500,000			$775.21

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. As to Common Stock, based on the average of the high and low sales price of Mattel’s common stock (“Common Stock”) ($21.745), as reported on the Nasdaq Stock Market on February 18, 2010, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.
(2)	This registration statement (the “Registration Statement”) registers shares of Common Stock distributable under the Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “Plan”) in accordance with the Plan provisions. In the event of a stock split, stock dividend, or similar transaction involving Mattel’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (“the Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

Mattel has previously registered $90,000,000 deferred compensation obligations and 249,128 shares of Mattel Common Stock under the Plan pursuant to a Registration Statement on Form S-8 filed with the Commission on May 31, 2002, Registration No. 333-89458 (the “Prior Registration Statement”). Under this Registration Statement, Mattel is registering an additional 500,000 shares of Common Stock under the Plan distributable under the Plan in accordance with the Plan provisions. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 8.	Exhibits.

See Index to Exhibits on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on February 24, 2010.

MATTEL, INC., a Delaware corporation

By:	/s/ KEVIN M. FARR
Name:	Kevin M. Farr
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert A. Eckert, Robert Normile and Andrew M. Paalborg, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT A. ECKERT Robert A. Eckert	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	February 24, 2010

/s/ Kevin M. Farr Kevin M. Farr	Chief Financial Officer (principal financial officer)	February 24, 2010

/s/ H. SCOTT TOPHAM H. Scott Topham	Senior Vice President and Corporate Controller (principal accounting officer)	February 24, 2010

/s/ MICHAEL J. DOLAN Michael J. Dolan	Director	February 24, 2010

/s/ DR. FRANCES D. FERGUSSON Dr. Frances D. Fergusson	Director	February 24, 2010

/s/ TULLY M. FRIEDMAN Tully M. Friedman	Director	February 24, 2010

/s/ DOMINIC NG Dominic Ng	Director	February 24, 2010

/s/ VASANT M. PRABHU Vasant M. Prabhu	Director	February 24, 2010

/s/ DR. ANDREA L. RICH Dr. Andrea L. Rich	Director	February 24, 2010

/s/ RONALD L. SARGENT Ronald L. Sargent	Director	February 24, 2010

/s/ DEAN A. SCARBOROUGH Dean A. Scarborough	Director	February 24, 2010

/s/ CHRISTOPHER A. SINCLAIR Christopher A. Sinclair	Director	February 24, 2010

/s/ G. CRAIG SULLIVAN G. Craig Sullivan	Director	February 24, 2010

/s/ KATHY BRITTAIN WHITE Kathy Brittain White	Director	February 24, 2010

INDEX TO EXHIBITS

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

+5.1	Opinion of Andrew M. Paalborg, Esq.

+23.1	Consent of PricewaterhouseCoopers LLP

+23.2	Consent of Andrew M. Paalborg, Esq. (included in Exhibit 5.1)

+24.1	Power of Attorney with respect to Mattel (see page 2)

99.1	Mattel, Inc. Deferred Compensation and PIP Excess Plan	S-8	333-89458	4.1	May 31, 2002

99.2	Mattel, Inc. Deferred Compensation and PIP Excess Plan (Post-2004)	10-Q	001-05647	10.1	October 24, 2008

+	Filed herewith.

4